Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated September 18, 2015, with respect to the combined financial statements of Grupo Nubiola (Chemical Activities) as of December 31, 2014, 2013, and 2012 and for the three-year period ended December 31, 2014, which are included as an exhibit in the Current Report of Ferro Corporation on Form 8-K/ A dated September 22, 2015. We consent to the incorporation by reference of said report in the Registration Statements of Ferro Corporation on Forms S-8 (File Nos. 333-91774, 333-97529, 333-108179, 333-141088, 333-172079, and 333-190289).

/s/ Grant Thornton, S.L.P_______

GRANT THORNTON, S.L.P.

Sergi Puig-Serra

Barcelona, Spain

September  22, 2015